                    LICENSE TO USE AND EXPLOIT THE AIR MILES
                           SCHEME IN THE UNITED STATES



                                     BETWEEN



                      AIR MILES INTERNATIONAL TRADING B.V.



                                       AND



                        ALLIANCE DATA SYSTEMS CORPORATION



                                  July 24, 1998

                                TABLE OF CONTENTS

   1       DEFINITIONS ................................................................1
   2       LICENSE ......................................................... ..........5
   3       SUB-LICENSE RIGHTS .............................................. ..........7
   4       ASSIGNMENT OF THE PROGRAMME ..................................... ..........8
   5       ROYALTY FREE LICENSES ........................................... ..........8
   6       REGISTRATION AND RENEWALS ....................................... ..........8
   7       REPRESENTATIONS AND WARRANTIES .................................. ..........9
           7.1       AMIT Warranties ..................................................9
           7.2       ADSC Warranties ..................................................10
   8       INDEMNITY ..................................................................10
   9       DURATION AND TERMINATION ...................................................11
   10      NON-COMPETITION ............................................................12
   11      ASSIGNMENT/SUCCESSORS ......................................................13
   12      NOTICES ....................................................................14
   13      CONFIDENTIALITY ............................................................15
   14      DISPUTE RESOLUTION .........................................................16
           14.1       General .........................................................16
           14.2       Negotiations between Executives .................................16
           14.3       Binding Arbitration .............................................17
           14.4       Expedited Binding Arbitration ...................................20
   15      MISCELLANEOUS ..............................................................20
           15.1       Name, Captions ..................................................20
           15.2       Entire Agreement and Relationship Between the Parties ...........20
           15.3       Amendments ......................................................21
           15.4       Severability ....................................................21
           15.5       Specific Performance / Injunctive Relief ........................21
           15.6       Remedies Cumulative .............................................22
           15.7       No Waiver .......................................................22
           15.8       Further Assurances ..............................................22
           15.9       Extended Meanings ...............................................22
           15.10      No Third Party Beneficiaries ....................................22
           15.11      Counterparts ....................................................22
           15.12      No Liability of Shareholders ....................................23
           15.13      Statutory References ............................................23
           15.14      Business Day Payments ...........................................23
           15.15      References ......................................................23
           15.16      Currency ........................................................23
           15.17      Schedules .......................................................23
           15.18      Limitation of Liability .........................................24
           15.19      Time of the Essence .............................................24
           15.20      Costs and Expenses ..............................................24
           15.21      Excusable Delays ................................................24
           15.22      Governing Law and Attornment ....................................25

                    LICENSE TO USE AND EXPLOIT THE AIR MILES
                           SCHEME IN THE UNITED STATES



         THIS AGREEMENT is dated the 24th day of July, 1998 between AIR MILES INTERNATIONAL TRADING B.V. of Veerkade 7, 3016 DE Rotterdam, The Netherlands ("AMIT") and ALLIANCE DATA SYSTEMS CORPORATION of 5001 Valley Road, Suite 620, West Tower, Dallas, Texas, U.S.A. 75244-3910 ("ADSC").


         WHEREAS ADSC has agreed to purchase all of the shares of LMGC pursuant to the Share Purchase Agreement which agreement contemplates this agreement and relationship and such transaction is intended to close on the date hereof; and

         WHEREAS AMIT is entitled to grant the licenses herein to ADSC and is willing to license and allow ADSC to use and exploit the AMIT Know How in the Territory on the terms and conditions set out in this Agreement.

         NOW THEREFORE, in consideration of the business relationship between the Parties, including as set out in the Related Agreements and through the Share Purchase Agreement including the sum of one hundred dollars (U.S.), the mutual covenants contained herein, and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by the Parties), the Parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

1.1      Definitions

         "ADSC MARKS" means the Marks owned by or licensed to ADSC or its Affiliates from time to time, other than those Marks licensed pursuant to the United States License Agreement.

         "AFFILIATE" means a Person directly or indirectly controlling, controlled by or under common control with a party.

         "AGREEMENT" means this agreement including any recitals and schedules to this agreement, as amended, supplemented or restated in writing from time to time.

         "AMIT KNOW HOW" means all know how and other intellectual property rights subsisting at the date hereof as described in Schedule 1 licensed to and/or owned by AMIT or its Affiliates in connection with or relating to the Programme, but not including rights in Marks.

         "BANKRUPTCY" shall be considered to occur in respect of a Party if:

         (i) any voluntary proceeding is commenced (by the filing of any originating process, notice or assignment or otherwise) by the Party pursuant to an Insolvency Act;

         (ii) an involuntary case or other proceeding is commenced (by the filing of any originating process or otherwise) against the Party pursuant to an Insolvency Act, and

                  (a) such case or proceeding is not contested, diligently and on a timely basis, by that Party,

                  (b) Bankruptcy occurs in respect of that Party within the meaning of any other paragraph of this definition during the contestation of such case or proceeding, or

                  (c) such case or proceeding is not dismissed, withdrawn or permanently stayed within sixty (60) days of commencement;

         (iii) any voluntary proceeding is commenced (by the filing of any originating process or notice or otherwise) by or respecting a Party pursuant to the corporate or company statute under which Party is organized from time to time or any other statute of any relevant jurisdiction which is not an Insolvency Act seeking any stay of creditor remedies or moratorium, compromise, arrangement, adjustment, extension or reorganization of debts or other liabilities;

         (iv) any voluntary or other proceeding is commenced (by the filing of any originating process or notice or otherwise) by or against the Party seeking appointment (provisional, interim or permanent) of a receiver, manager, receiver and manager, trustee, sequestrator, custodian, liquidator or Person with like or comparable powers for that Party or for all or substantially all of its property, assets and undertaking, and

                  (a) such proceeding is not contested, diligently and on a timely basis, by that Party;

                  (b) Bankruptcy occurs in respect of that Party within the meaning of any other paragraph of this definition during the contestation of such proceeding, or

                  (c) such proceeding is not dismissed, withdrawn or permanently stayed within sixty (60) days of commencement;

         (v) any secured creditor of the Party takes possession or control (actual or constructive) of, or appoints any agent, receiver, manager, receiver and manager or Person with like or comparable powers in respect of, that Party or all or substantially all of its property, assets and undertaking; or

         (vi) a majority of the directors or shareholders of the Party voting thereon pass or ratify any resolution (A) except as part of a bona fide corporate reorganization, for its liquidation, winding up or dissolution, (B) to authorize any voluntary proceeding by or in respect of that Party described above or (C) to consent to or refrain from contesting any proceeding or step against or in respect of that Party or its property, assets or undertaking described above.

         "BUSINESS" means the business carried on by ADSC in connection with which the AMIT Know How is used.

         "BUSINESS DAY" means any day of the year, other than a Saturday, Sunday or any day on which the banks are required or authorized to close in Dallas, Texas, United States of America.

         "CANADIAN PROGRAMME" means any program(s) or business(es) that involve(s) three (3) or more sponsoring companies in any product or service category or industry and which offer(s), only entitled members with addresses in Canada or any other geographic region in which ADSC or any of its Affiliates has a license from AMIH to similar effect to this Agreement, airline seats, airline miles, airline or any other services, awards or value of any nature (whether or not by virtue of exchanging, converting or redeeming coupons, tickets, points or other tangible or intangible rights) in connection with the purchase of goods or services of any party and which operates for more than three (3) months duration and the operation of travel agency services.

         "CATEGORY" means the business sector granted to a Sponsor within the Territory.

         "CONCURRENT USE AGREEMENT" means the Concurrent Use Agreement between Air Miles International Holdings N.V., AMIT, Air Miles Travel Promotions Limited, Loyalty Management Group Inc., LMGC and AMI Funding, Inc. entered into as of the 13th day of May, 1994, as amended, supplemented or restated in writing from time to time.

         "INCLUDING" The terms "include", "including" and "such as" are illustrative and not limitative and shall be interpreted to mean "including without limitation

         "INSOLVENCY ACT" means any bankruptcy, insolvency or other similar law or statute of the United States or any other relevant jurisdiction relating to bankruptcy, insolvency, stay of creditor remedies, moratorium, compromise, arrangement, extension, adjustment or reorganization of debts or other liabilities, liquidation, winding up or dissolution.

         "LMGC" means Loyalty Management Group Canada Inc. a Canadian company with its office located at 4110 Yonge Street, Suite 200, North York, Ontario Canada.

         "MARK" means any name, brand, mark, trademark, service mark, trade dress, trade name, business name, Uniform Resource Locator ("URL"), domain name or other indicia of origin.

         "PARTY" means either AMIT or ADSC; and "Parties" means AMIT and ADSC collectively.

         "PERSON" includes an individual, a legal personal representative, corporation, company, body corporate, partnership, limited partnership, joint venture, syndicate,' trust, unincorporated organization, the United States government or any agency or instrumentality thereof, regulatory authority or any other entity recognized by law, howsoever designated or constituted.

         "PROGRAMME" means any program(s) or business(es) that involve(s) three
(3) or more sponsoring companies in any product or service category or industry and which offer(s), only entitled members with addresses in the Territory or any other geographic region in which ADSC or any of its Affiliates has a license from AMIT to similar effect to this Agreement, airline seats, airline miles, airline or any other services, awards or value of any nature (whether or not by virtue of exchanging, converting or redeeming coupons, tickets, points or other tangible or intangible rights) in connection with the purchase of goods or services of any party and which operates for more than three (3) months duration and the operation of travel agency services.

         "RELATED AGREEMENTS" means collectively, the United States License Agreement and the Concurrent Use Agreement.

         "SHARE PURCHASE AGREEMENT" means the agreement for the purchase of all the shares of LMGC made as of June 26, 1998, as amended in writing from time to time, among ADSC and each of the shareholders of LMGC at that date.

         "SPONSORS" means those businesses participating in the Programme in conjunction with the offer of wares or services to consumers within the Territory and includes the Suppliers.

         "SUPPLIERS" means those businesses offering wares or services in connection with exchanges, conversions or redemptions under the Programme.

         "TERRITORY" means the current geographic area and territory of the United States of America including Puerto Rico and any other area or territory which becomes a state of the United States of America, unless AMIT or its licensees are operating a Programme (except that the entitled members thereof have addresses in the area or territory rather than the Territory) in that area or territory at the time it becomes a state.

         "THIRD PERSON" means any Person other than AMIT and its Affiliates and ADSC and its Affiliates.

         "UNITED STATES LICENSE AGREEMENT" means the License to Use the Air Miles Trademarks in the United States Agreement between Air Miles International Holdings N.V. and ADSC dated July 24, 1998, and as amended, supplemented or restated in writing from time to time.


                                    ARTICLE 2
                                     LICENSE


2.1 AMIT hereby grants to ADSC, subject to the terms of this Agreement, an exclusive right and license to use, operate, exploit and develop the AMIT Know How in the Programme (including all confidential information, copyright works, techniques and know-how relating to the Programme) in the Territory only and the marketing, advertising and promotion thereof in any media in the Territory or any other geographic region in which ADSC or any of its Affiliates has a license from AMIT to similar effect to this Agreement, including the right to sub-license the use and exploitation of the AMIT Know How in the Territory in accordance with the provisions of this Agreement. The exclusivity of the license is subject to the rights of AMIT, its Affiliates, successors and assignees together with their respective licensees and sub-licensees mentioned in Articles
2.3 and 2.4 hereafter.

2.2 AMIT hereby grants a non-exclusive right to ADSC, with a right to sub-license its applicable Sponsors and sub-licensees, for and further agrees that it will not and will ensure that its Affiliates, successors, assignees or any of their licensees or sub-licensees will not object to the use and exploitation of the AMIT Know How outside the Territory by such of the Sponsors as provide travel or entertainment related services for business and other travellers including, for the avoidance of doubt, airline, car rental and/or hotel services and/or by ADSC's applicable sub- licensees only in connection with the provision of travel or entertainment related services including, for the avoidance of doubt, airline, car rental and/or hotel services and/or by ADSC to the extent only that such use and exploitation is incidental to the operation of and/or participation in the Programme in the Territory. ADSC shall not itself have any other right to use the AMIT Know How' outside the Territory.

ADSC's right to the use and exploitation of the AMIT Know How outside the Territory shall include the right to operate on or through the World Wide Web on the Internet or through other electronic media.

2.3 Notwithstanding Article 2.1 ADSC shall not object to the use, operation, exploitation and development of the AMIT Know How by AMIT, its Affiliates, successors and assignees together with the use and exploitation thereof by their respective licensees and sub-licensees in the Territory only in connection with the provision of travel or entertainment related services including, for the avoidance of doubt, airline, car rental and/or hotel services to persons providing travel or entertainment related services for business and other travellers, to the extent only that such use is incidental to the rights of AMIT, its Affiliates, successors and assignees together with their respective licensees or sub-licensees to carry out activities in connection with the operation of sales promotion and/or incentive or loyalty schemes outside of the Territory.

2.4 AMIT, its Affiliates, successors and assignees may use and exploit the AMIT Know How in the Territory for the purposes of promoting their activities to issuers or potential issuers of points, credits, vouchers or other incentives in connection' with the operation of sales promotion and/or incentive or loyalty schemes conducted outside the Territory. In so doing, AMIT, its Affiliates, successors and assignees must co-operate with ADSC with respect to the promotion of the Business. ADSC, its Affiliates, successors and assignees may use and exploit the AMIT Know How outside of the Territory for the purposes of privately promoting their activities to issuers or potential issuers of points, credits, vouchers or other incentives in connection with the operation of sales promotion and/or incentive or loyalty schemes conducted in the Territory, but shall not make such advertisements or promotion to the public in general.

2.5 Subject to this Agreement, AMIT reserves the right to use and license the use of the AMIT Know How outside the Territory, whether in connection with sales promotion and incentive schemes similar to the Programme or otherwise.

2.6. The Parties acknowledge that the licenses granted in this Article 2 do not include the right for ADSC to use or license the use of trademarks consisting of or including the Air Miles name and/or ancillary trademarks (including any of the AMIH Marks defined in the United States License Agreement), which shall be the subject of the United States License Agreement. Notwithstanding its rights under the United States License Agreement, ADSC may use the ADSC Marks in association with the AMIT Know How and/or the Programme during or after the termination of the United States License Agreement.

2.7 The Parties agree that the Concurrent Use Agreement shall not be amended or terminated during the term of this Agreement without the prior written consent of the Parties.

                                    ARTICLE 3
                               SUB-LICENSE RIGHTS

3.1 AMIT agrees that ADSC may grant and exploit non-exclusive sub-licenses to the same or other Sponsors to use the AMIT Know How in the Territory in connection with the Programme only, with or without exclusivity in the relevant Category. If the terms and conditions of such sub-licenses are consistent with the terms and conditions of the current sub-license arrangements with the Sponsors currently sub-licensed by LMGC in Canada in conjunction with the participation by those Sponsors in the Canadian Programme, AMIT hereby grants its consent to such sub-licenses. If the terms and conditions of such sub-licenses are not consistent with the current sub-license arrangements, ADSC shall submit to AMIT a copy of each such license agreement and AMIT shall provide written notice of any objections thereto within ten (10) Business Days, failing which AMIT shall be deemed to have consented such sub-license arrangement. In any event, AMIT's consent to such sub-licenses shall not be unreasonably withheld.

3.2 AMIT agrees that ADSC may agree in such sub-license agreements as' mentioned under Article 3.1 with such Sponsors that neither AMIT nor their Affiliates, successors, assignees, licensees or sub-licensees will object to the use by such Sponsors of the AMIT Know How outside the Territory only to the extent that such use is in accordance with the rights granted in Article 2.2 above.

3.3 It shall be a term of all sub-licenses granted pursuant to Article 3.1 above that the Sponsors undertake not to engage in any advertising or promotion outside the Territory for the Programme or the participation of the Sponsors in the Programme provided always that incidental references to the participation of the Sponsors in the Programme in the Territory may be made in promotional materials such as brochures outside the Territory incidental to the distribution inside the Territory provided that such promotional materials shall clearly indicate that the Sponsors participate in the Programme in the Territory and that the Programme is only open to entitled members with addresses in the Territory.

3.4 In this Agreement, where ADSC agrees to ensure that all sub- licensees of the AMIT Know How appointed by ADSC comply with an obligation, this means:

         (i) ADSC shall impose a contractual obligation on the sub-licensees to observe such obligations; and

         (ii) where ADSC becomes aware of any non-compliance by any sublicensee with any such obligation, ADSC shall use reasonable efforts to ensure that such sublicensee complies with such obligation.

3.5 The Parties acknowledge that Licensee has no obligation to (but may) amend any agreement with any existing Sponsor and that any and all such agreements with any Sponsors remain unaffected hereby.

3.6 For greater clarity, ADSC may sub-license its rights hereunder to an Affiliate to the extent considered by ADSC, acting reasonably, advisable for the operation of travel agency services in the Territory.


                                    ARTICLE 4
                           ASSIGNMENT OF ThE PROGRAMME

4.1 If AMIT wishes to assign or transfer the AMIT Know How in the Programme, either directly or indirectly by or through AMIT or AMIT's Bankruptcy, other than to an Affiliate, no such assignment or transfer shall be effective unless AMIT provides ADSC notice of its intention to do so and gives ADSC thirty (30) days written notice within which to bid on such AMIT Know How and/or Programme for the purposes of owning either directly or indirectly such AMIT Know How and/or Programme. The foregoing provisions shall not, in any way, obligate AMIT' to accept any bid which ADSC submits. Any such assignee or transferee must be bound in writing by the grant of the license set out in this Agreement.


                                    ARTICLE 5
                              ROYALTY FREE LICENSES

5.1 The Licenses granted hereunder by AMIH to ADSC shall be royalty free.


                                    ARTICLE 6
                            REGISTRATION AND RENEWALS

6.1 AMIT shall, for so long as this Agreement remains in force, ensure that any registrations which are applicable to the AMIT Know How and/or the Programme shall be registered as appropriate and shall be renewed as and when they fall due for renewal. The costs of the renewals or registrations and all expenses in relation to the Programme incurred from the date hereof shall be paid in full by AMIT.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

7.1      AMIT Warranties

         AMIT hereby represents and warrants to ADSC as of the date of this Agreement the following:

         (i) to the best of AMIT's knowledge and belief, AMIT has full power and authority to enter into and perform this Agreement, including to grant the license in Article 2 and to perform each and every covenant and agreement herein contained;

         (ii) this Agreement has been duly authorized, executed and delivered by AMIT and constitutes a valid, binding and legally enforceable agreement of AMIT;


         (iii) to the best of AMIT's knowledge and belief, the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not restricted by and do not conflict with any material commercial arrangements, obligations, contracts, agreements or instruments to which AMIT is either bound or subject;

         (iv) to the best of AMIT's knowledge and belief, AMIT's performance of this Agreement will not contravene or breach any laws or regulations of the Territory or of any state or territory of the Territory which could give rise to the imposition of a material fine, penalty or sanction levied on ADSC by any applicable regulatory authority in the Territory;

         (v) AMIT has not granted any rights or licenses, which are subsisting at the date hereof, to any of its Affiliates or to any other Third Person to use the AMIT Know How and/or the Programme in the Territory save in the circumstances permitted by Articles 2.3 and 2.4 above; and

         (vi) except for the Concurrent Use Agreement, AMIT is not a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability to license the AMIT Know How and/or the Programme to ADSC.

7.2      ADSC Warranties

         ADSC hereby represents and warrants to AMIT as of the date of this Agreement the following:

         (i) ADSC has full power and authority to enter into and perform this Agreement and to perform each and every covenant and agreement herein contained;

         (ii) this Agreement has been duly authorized, executed and delivered by ADSC and constitutes a valid, binding and legally enforceable agreement of ADSC;

         (iii) to the best of ADSC's knowledge and belief, the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not restricted by and do not conflict with any material commercial arrangements, obligations, contracts, agreements or instruments to which ADSC is either bound or subject;' and

         (iv) to the best of ADSC's knowledge and belief, ADSC's performance of this Agreement will not contravene or breach any laws or regulations of the Territory or of any province or territory of the Territory which could give rise to the imposition of a fine, penalty or sanction by any applicable regulatory authority in the Territory.


                                    ARTICLE 8
                                    INDEMNITY

8.1 ADSC shall indemnify AMIT and hold it harmless and defend it from and against all damage, including reasonable counsel fees, which AMIT may incur in respect of all claims which may be made against AMIT (whether separately or as joint defendants) arising out of the manufacture, packaging, or any other cause relating to any wares sold and/or services provided by or on behalf of ADSC or its sub-licensees in association with the AMIT Know How, except insofar as any such claim may be found to arise from any omission or failure on the part of AMIT.

8.2 AMIT shall indemnify ADSC and hold it harmless and defend it from and against all damages, including reasonable counsel fees, which ADSC may incur as a result of any breach of warranties as stated in Article 7 with regard to the AMIT Know How and/or the Programme only.


                                    ARTICLE 9
                            DURATION AND TERMINATION


9.1 This Agreement shall continue in force indefinitely from the date hereof, subject only to the rights of the Parties with respect to termination provided in this Article 14, and shall not be terminable by either Party in any other circumstances, whether upon reasonable notice or otherwise.

9.2 AMIT shall have the right to terminate this Agreement upon six months notice in writing to ADSC if ADSC fails to commence within seven (7) years of the date hereof the operation of the Programme or ceases for a continuous period of seven
(7) years to be involved in operation of the Programme.

9.3 (1) Subject to compliance with the provisions of Article 14 requiring dispute resolution, either Party shall have the right to terminate this Agreement on giving the other written notice of termination in any of the following events:

         (i) the other Party commits any breach of its obligations here under and fails to remedy such breach within ninety (90) days (or such longer period as the Parties may agree) after being given written notice by the other Party to remedy such default; provided however that if ADSC and its sub-licensees are diligently pursuing the remedy or cure of such failure during the cure period, the cure period shall be extended for a further ninety (90) days; or

         (ii) Bankruptcy shall have occurred in respect of the other Party, provided that termination shall not occur at anytime during:

         (A) the exercise of any rights or remedies by a secured creditor of ADSC who has taken a security interest in ADSC's rights under this Agreement either (a) in compliance with Article 11.3, or (b) with the written consent of AMIT; provided that the payment of all amounts from time to time due and payable by ADSC hereunder continue to be duly paid and the performance of all covenants from time to time to be performed by ADSC hereunder continue to be duly performed; or

         (B) any proceeding under an Insolvency Act involving a restructuring or reorganization of ADSC under court supervision and/or any disposition of ADSC's business as a whole or substantially as a whole pursuant to any such proceeding, in either case, so long as such proceeding is continuing.

         (2) If either Party validly terminates the United States United States License Agreement in accordance with the terms thereof, it may, at its option, terminate this Agreement at the same time as the United States License Agreement.

9.4 Upon termination of this Agreement ADSC shall within a period of six (6) months:

         (i) cease to carry on business using the AMIT Know How unless such or similar rights are validly licensed or purchased from a Third Person with valid rights therein; and

         (ii) terminate all sub-license agreements with sub- licensees of the AMIT Know How appointed by ADSC to the extent such sub-license agreements sub-license AMIT Know How.

9.5 For the avoidance of doubt, it is agreed that any termination of this Agreement, whether in whole or in part, shall be without prejudice to any rights held by any Party which may have accrued up to the date of termination. Further, ADSC may continue to use the ADSC Marks.

                                   ARTICLE 10
                                 NON-COMPETITION

10.1 During the term of this Agreement and subject to Article 2.3 above, AMIT, its Affiliates or its successors shall not utilize any AMIT Know How in or as part of any Programme or any program similar thereto, in competition with ADSC or its Affiliates, directly or indirectly in the Territory, or grant any of their assignees, licensees or sub-licensees a license or sub-license to do so.

                                   ARTICLE 11
                              ASSIGNMENT/SUCCESSORS

11.1 This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.2 Subject to Article 4.1, AMIT may at any time or from time to time assign, sell or transfer all but not less than all of its rights under this Agreement, either absolutely or by way of security (including the rights and remedies of the secured party relating to such security), as part of a financing involving AMIH's business to any Person, in either case without the consent of, but with prior notice to ADSC.

11.3 ADSC may at any time or from time to time assign, sell or transfer all but not less than all of its rights under this Agreement, either absolutely as part of the sale of all or substantially all of the Business or the assets of the Business or by way of security (including the rights and remedies of the secured party relating to such security), as part of a financing involving the Business to any Person, in either case without the consent of, but with prior notice to AMIT.

11.4 Except as provided in Article 4.1, a Party entering into any such assignment shall remain liable here under notwithstanding such assignment except, in the case of any indebtedness or claim arising after an absolute assignment, if the assignee executes and delivers to the other Party an assumption agreement of all indebtedness and obligations here under due and payable or arising after such assignment.

11.5 Except as provided in Article 4.1, either Party may amalgamate, merge or consolidate with any Person and any such amalgamation, merger or consolidation shall be deemed to be an assignment unless by operation of applicable law the amalgamated, merged or consolidated successor corporation is subject to all liabilities and all contracts, disabilities and debts of each of the predecessor corporations.

                                   ARTICLE 12
                                     NOTICES

12.1 All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any Party when delivered personally or by courier service or when transmitted by telecopy to the applicable addresses set forth below:

If to AMIT:

                    Air Miles International Trading B.V.
                    Veerkade 7
                    3016 DE Rotterdam,
                    The Netherlands

                    Attention:  Managing Director

                    Telephone:  010 411 0093
                    Fax:        020 664 7743 (belonging to Air Miles
                                International Group)

With a copy to:

                    Loyalty Management International Ltd.
                    Ocean House
                    Hazelwick Avenue
                    Crawley
                    West Sussex
                    RH10 1NP England

                    Attention:  Liam Cowdrey

                    Telephone:  01293 434000
                    Fax:        01293 433701

If to ADSC:

                    Alliance Data Systems Corporation
                    5001 Valley Road
                    Suite 650, West Tower
                    Dallas, Texas U.S.A. 75244-3910

                    Attention:  General Counsel

                    Telephone:  (972) 960-4349
                    Fax:        (972-960-5330

or at such other address as the Party to whom such notice is to be given shall have last notified (in the manner provided in this Article) the Party giving such notice. Any notice delivered to the Party to whom it is addressed as provided herein shall be deemed to have been given and received on the day it is so delivered at such address and notice transmitted by telecopier shall be deemed given and received on the day of its transmission, provided that if the day of delivery or transmission is not a Business Day at the place of receipt or the time of delivery or transmission is, after 5 p.m. at the place of receipt on a Business Day, then the notice shall be deemed to have been given and received on the next Business Day at the place of receipt.


                                   ARTICLE 13
                                 CONFIDENTIALITY

13.1 During the term of this Agreement, each Party shall keep confidential and not divulge to any Person any information, whether written or oral, or otherwise recorded, which is proprietary or confidential of the other including, but not limited to, customer lists, data compilations and data systems, pricing methods, cost information, financial information, strategic plans, finances, methods of operation, marketing plans and strategies, equipment and operational requirements, processes or products and services or intended products or services of the other and information concerning personnel and customers; provided however that neither Party shall have any confidentiality obligation
(i) as to information which has come into the public domain through no fault of or action by such Party, (ii) to the extent such Party is required by law to disclose, or (iii) as to information such Party may disclose to employees, directors or advisors of such Party or an Affiliate thereof in connection with performance of services for such Party; and provided further that AMIT shall have no obligation with respect to any information of ADSC unless such information relates exclusively to ADSC and provided further that upon termination of this Agreement and for two (2) years thereafter such confidentiality obligation shall apply only to disclosures of information which would be materially detrimental to the operations of LMGC's Business or AMIH's business.

13.2 ADSC's obligations under this Agreement with respect to any trade secrets forming part of the AMIT Know How shall cease with respect to such trade secrets to the extent that such trade secrets become part of the public domain through no fault of or action by ADSC.


                                   ARTICLE 14
                               DISPUTE RESOLUTION

14.1 General Any dispute arising out of or relating to this Agreement, including any dispute regarding the existence, validity, scope, enforceability or termination of this Agreement and whether an issue is arbitrable (a "Dispute") shall be resolved in accordance with the procedures specified in this Article 14, which shall be the sole and exclusive procedures for the resolution of any such Disputes. The Parties shall attempt in good faith to resolve any Dispute (including the validity, scope and enforceability of this Article 14) promptly by negotiations between the Parties.

14.2     Negotiations between Executives

         (a) AMIT and ADSC shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executive officers who have authority to settle the controversy and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement. Either AMIT or ADSC may give to the other written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other Party a written response. The notice and the response shall include (i) a statement of each Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive officer who will represent that Party and of any other Person who will accompany the executive officer. Within twenty (20) days after delivery of the disputing Party's notice, the executive officers of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other Party will be honoured.

         (b) All negotiations (including the existence, content and result thereof) pursuant to this Article 14 shall be confidential, non-discoverable in any judicial proceedings and treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

14.3     Binding Arbitration

         (a) If the Dispute is not resolved by negotiation within forty-five (45) days (or any mutually agreed extension of time) of the disputing Party's notice, or if the Parties fail to meet within twenty (20) days of the' notice, either Party may, upon notice to the other Party and the American Arbitration Association ("AAA~) submit such Dispute to arbitration administered by the AAA in accordance with the International Commercial Arbitration Rules of the AAA ("Commercial Arbitration Rules").

         (b) Such arbitration shall be based in New York, New York and shall be conducted by three (3) arbitrators (who shall be attorneys admitted to practice in one or more states and who shall be experienced in matters relating to intellectual property licenses) appointed as follows:

                  (i) the disputing Party shall appoint its nominee as first arbitrator;

                  (ii) the receiving Party shall, within ten (10) days of having received written notice from the disputing Party of the nature of the dispute to be referred to arbitration and of the identity of its nominee arbitrator, appoint its nominee as second arbitrator;

                  (iii) if the appointment required by clause (ii) is not made within the period therein stipulated, the disputing Party shall be entitled to appoint as second arbitrator a nominee of its choice who is not related to the disputing Party and who shall be deemed to be the nominee of the respondent to the dispute;

                  (iv) the two nominees so appointed shall, within ten (10) days of the date upon which the second of them had been appointed as arbitrator, appoint a third nominee as chairman of the tribunal. In the event of their failure so to do within the prescribed period, the third arbitrator shall be appointed in accordance with the provisions of the Commercial Arbitration Rules; and

                  (v) should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed. When a vacancy is filled the newly established tribunal shall exercise its discretion to determine whether any previously completed hearings shall be repeated.

         (c) The arbitration will be in accordance with the then current Commercial Arbitration Rules or any successor AAA rules (the "Arbitration Rules") and the procedures specified in this Article, to the extent they modify or add to such Arbitration Rules. The arbitration, shall be heard in New York, New York and the arbitration will be conducted at a neutral site in New York City selected by the arbitrators.

         (d) The arbitrators will have sole authority to resolve issues of the arbitrability of Disputes, including the applicability of any statute of limitation. The arbitrators may not amend or disregard any provision of this Article and may not limit, expand or otherwise modify the terms of this Agreement (including any terms respecting the limitation of liability of any Person). The arbitrators will have the power to order the pre-hearing discovery of documents but such production shall be restricted to documents (which shall include information recorded or stored by means of any device) directly related to the Dispute. The arbitrators will also have the power to order the taking of examinations for discovery of no more than two
                  (2) witnesses per side (with the witnesses to be selected by the adverse side) for a period of not more than three (3) hours per witness, unless otherwise agreed. In addition, the arbitrators may compel the attendance of witnesses and production of documents at the hearing, to the extent provided by the Arbitration Rules. The arbitrators will determine the rights and obligations of the Parties and decide the Dispute in accordance with the substantive and procedural laws of the State of New York and the federal laws of the United States.

         (e) The Parties may seek injunctive relief either within the arbitration process or from the courts of the State of New York or in the United States District Court for the Southern District of New York (collectively, the "Courts") and the Parties accept the concurrent jurisdiction of the Courts for the purpose of granting injunctive relief, as set out herein. Within the arbitration process, Parties may seek either interim or permanent relief. From the Court, Parties may seek temporary injunctive relief. A Party seeking temporary injunctive relief from the Court will simultaneously file a claim in the arbitration for interim and permanent relief in the manner specified under this Article. If the Court issues a temporary injunction against one of the Parties, the Court will have jurisdiction to deal with all matters, including appeals, concerning the temporary injunction. Any requested arbitration concerning the subject-matter of the injunction shall proceed before the arbitrator in an expedited manner pursuant to Article 14.4.

         (f) Time will be of the essence and the arbitrators' award will be rendered as soon as practicable after conclusion of the final hearing, but in any event not later than one hundred and eighty (180) days after the date of appointment of the third arbitrator unless otherwise agreed or the time period is extended for a fixed reasonable period by the arbitrators on written notice to each Party because of illness or other cause of an arbitrator beyond the arbitrator's control.

         (g) The decision of any two of the three arbitrators shall be final and binding on the Parties to the Dispute with no right of appeal therefrom. The arbitrators' decision, reasons and award will be in writing, setting forth the legal and factual basis there for (except with respect to the validity, infringement or misappropriation of any patents or other proprietary rights of any Party, with respect to which such award will be a bare award without findings or any statement of legal or factual basis). The Parties will abide by and perform any award, including interim awards, rendered by the arbitrators and judgment on such awards may be entered and enforced in any court of competent jurisdiction.

         (h) The fees and expenses of the arbitration, which may include the costs of CPR, the arbitrators, the arbitration site and counsel will be in the sole discretion of the arbitrators.

         (i) All information and documents disclosed in arbitration by any Party will remain Confidential Information of the disclosing Party, and the arbitrators and the Parties will (and will cause their representatives, advisors and counsel to) hold the existence, content and result of the arbitration in confidence, except to the limited extent necessary to enforce a final settlement agreement or to obtain and secure enforcement of or a judgment on an arbitration award. No privilege or right of a Party with respect to information or documents disclosed by it in arbitration will be waived or lost by such disclosure.

14.4     Expedited Binding Arbitration

         The Parties agree that there shall be expedited arbitration pursuant to this Article 19 to be completed in not more than ninety (90) days where there is a genuine issue with respect to the following events:

         (i) if AMIT or ADSC is enjoined pursuant to a temporary injunction of the Ontario Court (General Division) or the Federal Court of Canada or' any other Court in the World;

         (ii) if ADSC uses or licenses the use of the AMIT Know How outside the Territory contrary to Articles 2 or 3;

         (iii) if AMIT uses or licenses the use of the AMIT Know How and/or the Programme inside the Territory contrary to Article 2; or

         (v) if the Related Agreements are or one of them is terminated by any of the parties thereto.


                                   ARTICLE 15
                                  MISCELLANEOUS

15.1     Name, Captions

         The provision of a Table of Contents, the division of this Agreement into Articles, Sections, Sub sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

15.2     Entire Agreement and Relationship Between the Parties

         (a) This Agreement and the Related Agreements constitute the entire agreement between the Parties pertaining to the matters contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, relating to the subject matter hereof.

         (b) This Agreement is not a franchise and does not create a partnership or joint venture. Neither Party shall have any right to obligate or bind any other Party in any manner. Each of ADSC and AMIT is an independent contractor, not an agent or employee of the other. The continuing obligations of ADSC in this Agreement, including those obligations set forth in Articles 8.1, 9.5 and 14, and the continuing obligations of AMIT in this Agreement, including those obligations of AMIT under Articles 8.2, 9.5 and 14, shall survive and continue after the termination of this Agreement. The continuing obligations of each of ADSC and AMIT set forth in Article 13 of this Agreement shall survive and continue for a period of two (2) years after the termination of this Agreement.

15.3     Amendments

         No amendment of this Agreement shall be effective unless such amendment is made in writing and signed by authorized representatives of the Parties hereto.

15.4     Severability

         If any provision of this Agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed therefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable; provided that in the event that any portion of this Agreement shall have been so determined to be or become invalid or unenforceable (the "offending portion"), the Parties shall negotiate in good faith such changes to this Agreement as will best preserve for the Parties the benefits and obligations of such offending portion. The invalidity or unenforceability of any term or any right arising pursuant to this Agreement shall in no way affect the validity or enforceability of any of the remaining terms or rights.

15.5     Specific Performance/Injunctive Relief

         The Parties acknowledge and agree that money damages are not an adequate remedy for violations of this Agreement and that any Party may, in its sole discretion, notwithstanding Article 14, apply to the Courts of the State of New York, including the Federal Court of the United States having jurisdiction in that state, for specific performance or for temporary injunctive relief or such other temporary relief (equitable or otherwise) as such court may deem appropriate in order to enforce this Agreement or to prevent any violation hereof, and each Party waives any objection to the imposition of such relief and any requirement for the posting of any security, including a bond, with respect to such relief.

15.6     Remedies Cumulative

         All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by either Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

15.7     No Waiver

         No waiver of any of the provisions of this Agreement is binding unless it is in writing and signed by the Party entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

15.8     Further Assurances

         The Parties will, from time to time during the course of this Agreement or upon its expiry and without further consideration, execute and deliver such other documents and instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to effect the transactions contemplated thereby.

15.9     Extended Meanings

         Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

15.10    No Third Party Beneficiaries

         Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties and their Affiliates, and no Person, other than the Parties, shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

15.11    Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the Parties.

15.12    No Liability of Shareholders

         No shareholder of ADSC or the successors or transferees of a shareholder of ADSC shall be liable for any of the obligations of ADSC here under. No shareholder of AMIT or the successors or transferees of a shareholder of AMIT shall be liable for any of the obligations of AMIT hereunder.

15.13    Statutory References

         Unless expressly stated to the contrary, any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory authority shall be construed as a reference thereto as enacted at the date of this Agreement as such law, by-law, rule, regulation, order or act may be amended, re-enacted or superseded from time to time.

15.14    Business Day Payments

         If under this Agreement any payment or calculation is to be made or any other action is to be taken on a day which is not a Business Day, that payment or' calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day

15.15    References

         In this Agreement, references to "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement taken as a whole, and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

15.16    Currency

         In this Agreement, all references to currency shall be references to the lawful currency of the Territory.

15.17    Schedules

         The following Schedules are attached to and form part of this
Agreement:

Schedule            Description

SCHEDULE 1          AMIT KNOW HOW

15.18    Limitation of Liability

         THE PARTIES (INCLUDING FOR THIS PURPOSE THEIR AFFILIATES) EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY WILL NOT BE LIABLE FOR EACH OTHER'S INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR PUNITIVE, EXEMPLARY OR AGGRAVATED DAMAGES OR FOR DAMAGES FOR LOST PROFITS, LOST REVENUES OR FAILURE TO REALIZE EXPECTED SAVINGS, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN OR IS BASED UPON TORT (INCLUDING NEGLIGENCE), CONTRACT (INCLUDING FUNDAMENTAL BREACH OR BREACH OF A FUNDAMENTAL TERM), BREACH OF TRUST OR FIDUCIARY DUTY, RESCISSION OF CONTRACT, RESTITUTION, INDEMNIFICATION OR OTHERWISE.

15.19    Time of the Essence

         Time shall be of the essence of this Agreement.

15.20    Costs and Expenses

         Except as otherwise or expressly provided in this Agreement, each Party shall pay all costs and expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated thereunder, including all fees and expenses of its respective legal counsel, investment bankers, brokers, accountants or other representatives or consultants.

15.21    Excusable Delays

         The dates and times by which any Party is required to perform any obligation under this Agreement shall be postponed automatically to the extent, for the period of time, that the Party is prevented from so performing by circumstances beyond its reasonable control. Such period shall not extend beyond one year. Said circumstances shall include acts of nature, strikes, lockouts, riots, acts of war, epidemics, government regulations imposed after the fact, fire, power failures, earthquakes or other disasters or other causes beyond the performing Party's reasonable control whether or not similar to the foregoing.

15.22    Governing Law and Attornment

         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). To the extent applicable, the Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods. Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the Courts of the State of New York or the Federal Court of the United States having jurisdiction in that state, except to the extent any Court action of AMIT relates to the use of the AMIT Know How by ADSC outside the Territory.


         IN WITNESS WHEREOF, the Parties have executed the Agreement.

AIR MILES INTERNATIONAL                       ALLIANCE DATA SYSTEMS
TRADING B.V.                                  CORPORATION




By    /s/ Liam P.B. Cowdrey                   By:    /s/ Michael Beltz
   --------------------------------              ----------------------------
Name:  Liam P.B. Cowdrey                         Name:  Michael Beltz
Title: Director                                  Title: Executive Vice President

Date   July 24, 1998                             Date:  July 24, 1998

                                   SCHEDULE 1


All know-how, processes, trade secrets, confidential information, unpatented inventions, studies and data, marketing strategies] product information, sponsor and/or supplier information, manuals, technology, research and development reports, technical information, technical assistance and similar materials recording or evidencing expertise or information related to the Programme.